EXHIBIT 3.1

SACKS PARENTE GOLF, INC.

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Sacks Parente Golf, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law (the “DGCL”), does hereby certify as follows:

FIRST: Article IV of the Corporation’s Certificate of Incorporation, shall be amended to add the following paragraph to Section 4.03 of Article IV:

“(d) Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each ten (10) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split and all certificates that otherwise would represent fractional shares shall be rounded up to the next whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

SECOND: This Certificate of Amendment shall become effective on July 30, 2024 at 12:01 AM.

THIRD: This Certificate of Amendment was duly adopted in accordance with Sections 228 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of July 16, 2024.

Sacks Parente Golf, Inc.

By:	/s/ Gregor Campbell
Name:	Gregor Campbell
Title:	Executive Chairman